Exhibit 99.2

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD DELIVERS STRONG, BALANCED SALES IN FIRST HALF 2010;
NEW SUPER DUTY, MUSTANG PACE JUNE SALES GROWTH

●	Ford, Lincoln and Mercury first half sales totaled 954,745, up 28 percent versus year ago; June sales totaled 170,900, up 15 percent
●	New 2011 F-Series Super Duty and Mustang models are off to a fast start. Super Duty sales were up 58 percent in June versus year ago; Mustang retail sales increased 37 percent
●	First Fiestas delivered to U.S. customers
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Ford’s retail market share continues to grow for the 20th time in 21 months as buyers turn to Ford’s fresh lineup of high-quality, fuel-efficient vehicles; Ford brand now has the highest initial quality among all non-luxury brands, according to J.D. Power and Associates’ 2010 Initial Quality Study

DEARBORN, Mich., July 1, 2010 – Ford’s newest models helped the company conclude a strong first half as Ford, Lincoln and Mercury dealers delivered 170,900 new vehicles in June – a 15 percent increase versus a year ago. Year-to-date sales totaled 954,745, up 28 percent with growth across Ford’s full family of cars (up 27 percent), utilities (up 24 percent) and trucks (up 32 percent).

Sales for the 2011 F-Series Super Duty were 58 percent higher than a year ago, capturing more than 50 percent of the heavy duty pickup segment – believed to be the first time since year 2000 that Super Duty has achieved a 50 percent share.

Retail sales for the Mustang were 37 percent higher than a year ago. Since the arrival of the 2011 model, featuring new V-6 and V-8 engines that deliver more horsepower and improved fuel economy, Mustang’s share has climbed to a level not seen in 13 months.

Another new product, the Ford Fiesta, is on its way to U.S. dealers and their customers.  Highly-acclaimed in Europe and Asia, the Fiesta is the first car developed by ONE Ford’s global product development system.

“New products continue to drive Ford’s success,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Ford and its dealers continue to offer customers the strongest value proposition – leading fuel economy, quality and resale value on a wide range of vehicles.  That’s why our business is growing.”

In June, Ford retail sales were up 15 percent versus a year ago, and Ford gained retail market share for the 20th time in the last 21 months. Fleet sales also were up 15 percent, primarily reflecting higher sales of Ford’s hard-working trucks to commercial customers.

Strength Across the Lineup
Once again, sales were higher throughout Ford’s lineup in June – continuing a trend that began in December. Trucks paced the year-to-year results with a sales increase of 25 percent, while cars were up 16 percent and utilities increased three percent. Year-to-date, car sales were up 27 percent, utilities grew 24 percent, and trucks were up 32 percent.

Other sales highlights include:
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Demand for the Ford Fusion, Motor Trend’s Car of the Year, remains strong as sales of 18,412 nearly matched last June’s record.  Ford Taurus sales totaled 6,607 in June, up 191 percent and Ford Focus sales were up 20 percent.

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With sales of 46,502, Ford’s F-Series posted a 29 percent sales increase in June. Year-to-date, F-Series sales totaled 240,345, up 34 percent. F-Series is the only vehicle sold in the U.S. to surpass 200,000 sales in the first half of 2010.

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Utility vehicles also posted higher sales. Ford Edge was up six percent, Escape was up one percent, and Mariner was up 35 percent. Ford Escape is America’s best-selling utility vehicle. Sales for the Ford Explorer (up 28 percent), Mercury Mountaineer (up 31 percent) and Lincoln Navigator (up 14 percent) also were higher than a year ago.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 176,000 employees and about 80 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010, and, until its sale, Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.

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